Exhibit 4.10

CV THERAPEUTICS, INC.

Stock Appreciation Rights Agreement

Grant Notice

CV Therapeutics, Inc. (the “Company”) hereby grants you,                      (the “Employee”), an award of Stock Appreciation Rights (“SARs”) under the Company’s Amended and Restated 2000 Equity Incentive Plan, as amended (the “Plan”), the terms of which are hereby incorporated by reference. The date of this Stock Appreciation Rights Agreement, which includes Appendix A attached hereto and incorporated herein (the “Agreement”), is                          , 2004 (the “Effective Date”). Subject to the remaining terms of this Agreement and of the Plan, the principal features of this award are as follows:

Employee:

Grant Date:

Vesting Commencement Date:

Determination Period Commencement Date:

Base Price per Stock Appreciation Right: $

Number of Stock Appreciation Rights:

Expiration Date:

Exercise Schedule: This Award shall vest and be automatically exercised for the Stock Appreciation Rights in a series of four (4) successive equal annual installments upon Participant’s completion of each year of Service over the four (4)-year period measured from the Vesting Commencement Date. In no event shall this Award become vested and exercisable for any additional Stock Appreciation Rights after Employee’s cessation of Service.

Unless otherwise defined herein or in Appendix A, capitalized terms herein or in Appendix A shall have the defined meanings ascribed to them in the Plan.

Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in this Agreement (including Appendix A) and the Plan. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

DATED: , 200

CV THERAPEUTICS, INC.	EMPLOYEE

[NAME]	[NAME]

Address:

Date: , 2004	Date: , 2004

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APPENDIX A

TERMS AND CONDITIONS OF

STOCK APPRECIATION RIGHTS AGREEMENT

Pursuant to the Stock Appreciation Rights Grant Notice (“Grant Notice”) to which this Stock Appreciation Rights Agreement (this “Agreement”) is attached, CV Therapeutics, Inc. (the “Company”) has granted to Employee the number of Stock Appreciation Rights indicated in the Grant Notice under the Plan.

ARTICLE I

GENERAL

1.1 Plan Governs. The SARs are issued pursuant to, and the terms of this Agreement are subject to, all terms and provisions of the Plan, including without limitation Article XI of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

1.2 Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

ARTICLE II

GRANT OF STOCK APPRECIATION RIGHTS

2.1 Grant of Stock Appreciation Rights. In consideration of Employee’s past and/or continued employment with or service to the Company and for other good and valuable consideration, effective as of the Grant Date (the “Grant Date”) set forth in the Grant Notice, the Company grants to Employee the number of Stock Appreciation Rights set forth in the Grant Notice, upon the terms and conditions set forth in the Plan, this Agreement and the Grant Notice.

2.2 Base Price. The Base Price of each Stock Appreciation Right shall be as set forth in the Grant Notice.

ARTICLE III

AUTOMATIC EXERCISABILITY

3.1 Automatic Exercise on Vesting Dates.

(a) Subject to Sections 3.2 and 5.6, the Stock Appreciation Rights subject to the Award shall vest and automatically be exercised an each vesting date set forth in the Exercise Schedule in the Grant Notice (each, an “Exercise Date”).

(b) This Award shall terminate immediately upon the Employee’s cessation of Continuous Service. No portion of the Award which has not become vested and exercised upon the Employee’s cessation of Continuous Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Plan Administrator or as set forth in a written agreement between the Company and Employee.

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ARTICLE IV

EXERCISE OF AWARD

4.1 Exercise Proceeds.

(a) Not later than ten (10) days following each Exercise Date, the Company shall mail or otherwise deliver to the Employee an amount in respect of each Stock Appreciation Right automatically exercised on such Exercise Date equal to the Fair Market Value of the Company’s Common Stock less the Base Price per Stock Appreciation Right set forth in the Grant Notice (the “SAR Payment Amount”).

(b) Notwithstanding Section 4.1(a), in no event shall any SAR Payment Amount exceed thirty dollars ($30).

(c) The SAR Payment Amount shall be paid by the Company in whole shares of the Company’s Common Stock, with fractional amounts payable in cash; provided, however, that at the Company’s sole discretion all or a portion of the SAR Payment Amount may be paid in cash or other property.

(d) Any amount payable pursuant to this Section 4.1 shall be subject to the Company’s collection of all applicable federal, state and local income and employment taxes required to be withheld therefrom.

4.2 No Rights of Ownership. At no time shall the Employee have any rights of ownership with respect to any Company Common Stock by reason of the grant or exercise of this Award.

ARTICLE V

OTHER PROVISIONS

5.1 Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares of Common Stock will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee.

5.2 No Effect on Employment. This Agreement is not an employment contract, and nothing herein shall be deemed to create in any way whatsoever any obligation on the Employee’s part to continue in the employ of the Company, or of the Company to continue the Employee’s employment with the Company. The Employee’s employment with the Company is on an at-will basis only. The Company will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause.

5.3 Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at its principal place of business (attention: General Counsel), or at such other address as the Company may hereafter designate in writing. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to the Employee, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Employee at the address specified on the first page of this Agreement or at such other address as the Employee may hereafter designate by written notice to the Company.

5.4 Transferability. Except as approved by the Company’s Chief Executive Officer (or the Compensation Committee of the Board, if as of the date of such approval the Employee is an Officer) this grant and the rights and privileges conferred hereby, including without limitation any shares of Common Stock issuable following the vesting and exercise of the SARs will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process until, with respect to whole shares of Common Stock issuable following the vesting and exercise of

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the SARs, such shares are issued pursuant to Article IV above. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

5.5 Binding Agreement. Subject to the limitations on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.6 Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition to the issuance of shares of Common Stock to the Employee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

5.7 Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Agreement as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

5.8 Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.9 Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

5.10 Amendment. The Committee may amend, terminate or revoke this Agreement in any respect to the extent determined necessary or desirable by the Committee in its discretion to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Employee expressly understands and agrees that no additional consent of Employee shall be required in connection with such amendment, termination or revocation.

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